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                                                                                        EXHIBIT 12
                                                                                        ----------

                           TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        (Dollars in millions)

                                                                                   For Nine Months
                                                                                    Ended Sept 30
                                                                                   ---------------
                                              1995    1996    1997    1998    1999    1999    2000
                                             -----   -----   -----   -----   -----   -----   -----
Income from continuing operations before
  income taxes and fixed charges:
    Income before extraordinary item,
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes.....   $1,604   $ 146   $ 929   $ 774   $2,175  $1,579  $3,781
    Add interest attributable to
      rental and lease expense...........       41      44      44      41      30       29      23
                                             -----   -----   -----   -----    -----   -----   -----
                                            $1,645   $ 190   $ 973   $ 815   $2,205  $1,608  $3,804
                                             =====   =====   =====   =====    =====   =====   =====

Fixed charges:
  Total interest on loans (expensed
    and capitalized).....................    $  71   $ 108   $ 115   $  86    $  84   $  60    $ 75
  Interest attributable to rental
    and lease expense....................       41      44      44      41       30      29      23
                                             -----   -----   -----   -----    -----   -----   -----
Fixed charges............................    $ 112   $ 152   $ 159   $ 127    $ 114   $  89   $  98
                                             =====   =====   =====   =====    =====   =====   =====


Ratio of earnings to fixed charges.......     14.7     1.2     6.1     6.4     19.3    18.0    38.9
                                             =====   =====   =====   =====    =====   =====   =====

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